Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:

Investors:	Bernie Hertel, Inovio Biomedical, 858-410-3101
Media:	Ron Trahan, Ronald Trahan Associates Inc., 508-359-4005, x108

Chin-Cheong Chong Elected to Inovio Biomedical’s Board of Directors

SAN DIEGO, December 08, 2008 — Inovio Biomedical Corporation (INO: NYSE Alternext, formerly AMEX), a leader in enabling the development of DNA vaccines using electroporation-based DNA delivery,  announced today that Chin-Cheong Chong has been elected to the Company’s board of directors.

Mr. Chong is the founder and Managing Director of Huios Pte. Ltd., a venture advisory firm providing consultancy services in capital markets, fundraising strategies, and investor relations. He received his MBA in finance from Indiana University at Bloomington and he was awarded a B.Sc. in industrial engineering by the University of Wisconsin – Madison. Mr. Chong previously worked for Goldman Sachs in New York and later started the firm’s equities sales business in Singapore with a team of colleagues, covering southeast Asia. After about 10 years with Goldman Sachs, he was invited to join JP Morgan as the head of self-directed investment for south Asia in 1996 and later promoted to Co-head, Private Wealth Management Group, South Asia. From 1999 to 2000, Mr. Chong was the managing director of DBS Securities Singapore and also responsible for DBS Bank’s securities and stockbroking businesses world-wide.

“Chin-Cheong Chong brings a strategic perspective based on extensive experience in the capital markets and advising emerging ventures. We look forward to his input as a member of Inovio’s board of directors,” said Dr. Avtar Dhillon, Inovio’s president, CEO and a director.

About Inovio Biomedical Corporation

Inovio Biomedical is focused on developing DNA vaccines for cancers and infectious diseases using its novel method for DNA delivery – electroporation – which uses brief, controlled electrical pulses to increase cellular uptake of useful biopharmaceuticals. Initial human data has shown that Inovio’s electroporation-based DNA delivery technology can significantly increase gene expression and immune responses from DNA vaccines. Immunotherapy partners include Merck, Wyeth, Vical, University of Southampton, Moffitt Cancer Center, the U.S. Army, National Cancer Institute, and International Aids Vaccine Initiative. Inovio’s technology is protected by an extensive patent portfolio covering in vivo electroporation. The company has entered into a definitive merger agreement with VGX Pharmaceuticals. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications and that results from one study may not necessarily be reflected or supported by the results of other similar studies. These factors also include issues involving patents and whether they or licenses to them will provide Inovio with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether Inovio can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, assessments of our technology by potential corporate or other partners or collaborators, and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2007, our 10-Q for the nine months ended September 30, 2008 and other regulatory filings from time to time. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proved accurate.